Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 20, 2014	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended November 1, 2014 was $40.6 million, or $0.85 per share ($0.84 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended November 1, 2014 increased 1.9 percent to $292.2 million from net sales of $286.8 million for the prior year 13-week fiscal quarter ended November 2, 2013. Comparable store net sales for the 13-week period ended November 1, 2014 decreased 0.3 percent from comparable store net sales for the prior year 13-week period ended November 2, 2013. Online sales (which are not included in comparable store sales) increased 3.8 percent to $22.8 million for the 13-week period ended November 1, 2014, compared to net sales of $22.0 million for the 13-week period ended November 2, 2013.

Net sales for the 39-week fiscal period ended November 1, 2014 increased 1.3 percent to $799.6 million from net sales of $789.0 million for the prior year 39-week fiscal period ended November 2, 2013. Comparable store net sales for the 39-week period ended November 1, 2014 decreased 0.5 percent from comparable store net sales for the prior year 39-week period ended November 2, 2013. Online sales (which are not included in comparable store sales) increased 2.8 percent to $61.4 million for the 39-week period ended November 1, 2014, compared to net sales of $59.7 million for the 39-week period ended November 2, 2013.

Net income for the third quarter of fiscal 2014 was $40.6 million, or $0.85 per share ($0.84 per share on a diluted basis), compared with $40.6 million, or $0.85 per share ($0.85 per share on a diluted basis) for the third quarter of fiscal 2013.

Net income for the 39-week fiscal period ended November 1, 2014 was $102.4 million, or $2.14 per share ($2.13 per share on a diluted basis), compared with $103.3 million, or $2.17 per share ($2.15 per share on a diluted basis) for the 39-week period ended November 2, 2013.

Management will hold a conference call at 9:30 a.m. EST today to discuss results for the quarter. To participate in the call, please call (800) 230-1059 and reference the conference code 343649. A replay of the call will be available for a two-week period beginning today at 11:30 a.m. EST by calling (800) 475-6701 and entering the conference code 343649.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 463 retail stores in 44 states. As of the end of the fiscal quarter, it operated 461 stores in 44 states compared with 452 stores in 43 states at the end of the third quarter of fiscal 2013.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013

SALES, Net of returns and allowances	$292,201	$286,761	$799,601	$789,002

COST OF SALES (Including buying, distribution, and occupancy costs)	164,409	160,536	459,684	451,283

Gross profit	127,792	126,225	339,917	337,719

OPERATING EXPENSES:
Selling	52,950	51,991	147,055	144,225
General and administrative	10,289	10,176	30,326	30,776
	63,239	62,167	177,381	175,001

INCOME FROM OPERATIONS	64,553	64,058	162,536	162,718

OTHER INCOME, Net	226	361	831	1,218

INCOME BEFORE INCOME TAXES	64,779	64,419	163,367	163,936

PROVISION FOR INCOME TAXES	24,163	23,835	60,936	60,656

NET INCOME	$40,616	$40,584	$102,431	$103,280

EARNINGS PER SHARE:
Basic	$0.85	$0.85	$2.14	$2.17

Diluted	$0.84	$0.85	$2.13	$2.15

Basic weighted average shares	47,891	47,707	47,890	47,703
Diluted weighted average shares	48,079	47,984	48,064	47,959

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	November 1, 2014	February 1, 2014 (1)	November 2, 2013

CURRENT ASSETS:
Cash and cash equivalents	$182,267	$164,868	$130,841
Short-term investments	25,811	20,197	25,455
Receivables	13,052	4,318	7,866
Inventory	147,221	124,141	146,290
Prepaid expenses and other assets	31,667	28,613	29,017
Total current assets	400,018	342,137	339,469

PROPERTY AND EQUIPMENT	420,868	393,656	395,272
Less accumulated depreciation and amortization	(249,556)	(235,087)	(230,386)
	171,312	158,569	164,886

LONG-TERM INVESTMENTS	44,310	43,436	39,307
OTHER ASSETS	2,013	2,151	2,121

	$617,653	$546,293	$545,783

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$53,501	$37,147	$49,079
Accrued employee compensation	24,484	36,933	25,781
Accrued store operating expenses	13,018	9,983	12,738
Gift certificates redeemable	15,943	23,131	15,152
Income taxes payable	7,978	16,187	10,623
Total current liabilities	114,924	123,381	113,373

DEFERRED COMPENSATION	14,248	12,797	12,626
DEFERRED RENT LIABILITY	40,212	37,564	37,488
OTHER LIABILITIES	9,618	10,621	10,432
Total liabilities	179,002	184,363	173,919

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,374,622 shares at November 1, 2014, 48,336,392 shares at February 1, 2014, and 48,329,282 shares at November 2, 2013	484	483	483
Additional paid-in capital	130,266	124,134	125,158
Retained earnings	308,654	238,151	246,995
Accumulated other comprehensive loss	(753)	(838)	(772)
Total stockholders’ equity	438,651	361,930	371,864

	$617,653	$546,293	$545,783

(1) Derived from audited financial statements.